UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2007 (June 1, 2007)

CLEAR CHOICE FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52071	33-1080880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7373 E. Doubletree Ranch Rd., Suite 200, Scottsdale, AZ 85258

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 621-5925

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2007, Gene O’Bryan resigned as Chief Operating Officer of Clear Choice Financial, Inc. (the “Company”). As of the date of this report, the Company has no COO.

Item 8.01 Other Events

On April 4, 2007, Clear Choice Financial, Inc. entered into a term sheet with Foundations Financial Group, LLC (“Foundations") to acquire all of the assets and business entities of Foundations subject to the negotiation, execution and closing of a definitive agreement. The Company has been unable to reach any agreement on the terms of an acquisition that were acceptable to the Company. As a result, discussions between the two companies have terminated and they have agreed not to pursue any form of acquisition or merger. The Company has $85,000 of cash remaining and is a shell corporation owning two insolvent companies, Bay Capital Corp. and BrokerLogix, both of which formerly operated in the mortgage business. Bay Capital has well over $6 million in indebtedness which it is unable to repay and the Company itself has approximately $2 million of direct indebtedness which is it trying to settle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2007	CLEAR CHOICE FINANCIAL, INC.

By: /s/ Michael J. Schifsky
Michael J. Schifsky
Chief Financial Officer